Monarch Casino Reports 2011 Second Quarter Results

RENO, NV -- (Marketwire - July 20, 2011) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) (the "Company"), owner of the Atlantis Casino Resort Spa (the "Atlantis") in Reno, Nevada, today announced results for the quarter ended June 30, 2011.

The Company reported net revenue of $37.2 million which is $1.0 million, or 2.8%, higher than the $36.2 million reported for the comparative quarter in 2010. The Company announced quarterly income from operations of $5.7 million, Adjusted EBITDA(1) of $9.5 million and diluted EPS of $0.22 which represent increases of 27.0%, 16.8% and 37.5%, respectively, when compared to the prior year's second quarter. Revenue generated in the casino, food and beverage and other operating departments increased by 4.2%, 5.4% and 4.1%, respectively.

Hotel revenue decreased 7.4% in the second quarter of 2011 compared to the prior year's second quarter due to fewer available rooms. In the fourth quarter of 2010 the Company demolished its 149 room motor lodge. The motor lodge was a free standing, low-rise building located next to the Atlantis. The former footprint of the motor lodge was converted into premium paved surface parking.

Casino operating expense remained relatively flat at $9.6 million for the second quarter of 2011 as compared to $9.5 million for prior year's second quarter. Because of the higher casino revenue, casino operating expense as a percentage of casino revenue decreased to 36.8% from 38.1% in prior year's second quarter.

Food and beverage operating expense as a percentage of food and beverage revenue remained flat compared with prior year's second quarter at 44.9%. Hotel operating expense was flat compared to prior year's second quarter at $1.6 million; however, because of the lower hotel revenue, hotel operating expenses as a percentage of hotel revenue increased to 28.6% from 27.3% in prior year's second quarter.

The Company reported that selling, general and administrative expense decreased by approximately $640 thousand, or 5.4%, due primarily to reductions in bad debt, utilities and legal expense, partially offset by higher marketing expense.

During the quarter, the Company paid down the balance outstanding under its credit facility by $5.0 million, which decreased the outstanding balance of the credit facility from $22.0 million at March 31, 2011 to $17.0 million at June 30, 2011. Decreased borrowing levels drove interest expense down from $366 thousand in prior year's second quarter to $195 thousand in the second quarter of 2011.

Monarch's CEO and Co-Chairman John Farahi commented on the Company's performance: "We are pleased with this quarter's results. Despite the ongoing weakness of our national and local economies, we increased net revenue, gained market share and grew EBITDA. We believe that our continuing gain in market share is driven by our commitment to make Atlantis the premier resort destination in northern Nevada by perpetually renewing and upgrading our facilities, while consistently delivering our signature outstanding quality of service to our guests."

Monarch Casino & Resort, Inc., through its subsidiary, Golden Road Motor Inn, Inc., owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada which features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; an approximate 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge and a poker room. The Company and its predecessors have operated a facility on the Atlantis site since 1972.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance, (ii) economic and market conditions, and (iii) the liquidity requirements of the Company. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's web site at www.monarchcasino.com.

For additional information visit Monarch's web site at MonarchCasino.com.

                       Monarch Casino & Resort, Inc.
                Condensed Consolidated Statements of Income
                                (Unaudited)

                          Three Months Ended          Six Months Ended
                               June 30,                   June 30,
                       ------------------------  --------------------------
                           2011         2010         2011          2010
                       -----------  -----------  ------------  ------------
Revenues
  Casino               $26,076,953  $25,020,899  $ 49,289,639  $ 49,175,039
  Food and beverage     10,933,018   10,369,922    21,025,756    20,353,525
  Hotel                  5,490,621    5,931,465    10,494,662    11,109,532
  Other                  1,930,784    1,855,462     3,830,046     3,835,156
                       -----------  -----------  ------------  ------------
    Gross revenues      44,431,376   43,177,748    84,640,103    84,473,252
Less promotional
 allowances             (7,271,503)  (7,021,852)  (14,194,414)  (13,965,804)
                       -----------  -----------  ------------  ------------
    Net revenues        37,159,873   36,155,896    70,445,689    70,507,448
                       -----------  -----------  ------------  ------------
Operating expenses
  Casino                 9,589,732    9,525,444    19,066,039    18,853,785
  Food and beverage      4,903,568    4,656,332     9,592,125     9,020,786
  Hotel                  1,568,538    1,617,683     2,997,491     3,050,822
  Other                    719,231      765,813     1,453,177     1,405,924
  Selling, general and
   administrative       11,274,007   11,913,997    22,181,235    22,972,598
  Depreciation and
   amortization          3,436,015    3,214,390     6,830,401     6,525,726
                       -----------  -----------  ------------  ------------
    Total operating
     expenses           31,491,091   31,693,659    62,120,468    61,829,641
                       -----------  -----------  ------------  ------------
    Income from
     operations          5,668,782    4,462,237     8,325,221     8,677,807
                       -----------  -----------  ------------  ------------
Other income
 (expenses)
  Other income                   -       16,000             -        16,000
  Interest expense        (194,746)    (365,851)     (483,268)     (824,275)
                       -----------  -----------  ------------  ------------
    Total other income
     (expense)            (194,746)    (349,851)     (483,268)     (808,275)
                       -----------  -----------  ------------  ------------
    Income before
     income taxes        5,474,036    4,112,386     7,841,953     7,869,532
Provision for income
 taxes                  (1,915,900)  (1,452,055)   (2,744,671)   (2,767,055)
                       -----------  -----------  ------------  ------------
    Net income         $ 3,558,136  $ 2,660,331  $  5,097,282  $  5,102,477
                       ===========  ===========  ============  ============

Earnings per share of
 common stock
  Net income
    Basic              $      0.22  $      0.16  $       0.32  $       0.32
    Diluted            $      0.22  $      0.16  $       0.31  $       0.32

Weighted average
 number of common
 shares and potential
 common shares
 outstanding

    Basic               16,138,158   16,129,053    16,138,158    16,127,231
    Diluted             16,223,488   16,220,865    16,223,207    16,186,154

                       Monarch Casino & Resort, Inc.
                   Condensed Consolidated Balance Sheets

                                                  June 30,     December 31,
                                               -------------  -------------
                                                    2011           2010
                                               -------------  -------------
                    ASSETS                      (Unaudited)
Current assets
    Cash and cash equivalents                  $  10,007,582  $  13,800,604
    Receivables, net                               2,505,230      3,269,250
    Federal income tax receivable                          -         99,202
    Inventories                                    1,965,832      1,883,816
    Prepaid expenses                               3,240,292      2,553,341
    Deferred income taxes                          1,384,443      1,384,443
                                               -------------  -------------
      Total current assets                        19,103,379     22,990,656
                                               -------------  -------------
Property and equipment
    Land                                          13,172,522     13,172,522
    Land improvements                              4,026,175      3,891,990
    Buildings                                    139,843,299    139,843,299
    Building improvements                         10,973,521     10,766,414
    Furniture and equipment                      114,948,175    112,847,107
    Leasehold improvements                         1,346,965      1,346,965
                                               -------------  -------------
                                                 284,310,657    281,868,297
    Less accumulated depreciation and
     amortization                               (132,244,423)  (125,437,458)
                                               -------------  -------------
      Net property and equipment                 152,066,234    156,430,839
Other assets, net                                    183,254        312,043
                                               -------------  -------------
    Total assets                               $ 171,352,867  $ 179,733,538
                                               =============  =============

  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
    Borrowings under credit facility           $  17,000,000  $           -
    Accounts payable                               8,238,242     10,216,495
    Accrued expenses                              12,115,470     14,077,344
    Federal income taxes payable                     545,469              -
                                               -------------  -------------
      Total current liabilities                   37,899,181     24,293,839
                                               -------------  -------------
Long-term debt, less current maturities                    -     28,600,000
Deferred income taxes                              3,384,218      3,384,218
Other long term liabilities                          873,872        873,872
                                               -------------  -------------
      Total Liabilities                           42,157,271     57,151,929
                                               -------------  -------------

Stockholders' equity
  Preferred stock, $.01 par value, 10,000,000
   shares authorized; none issued                          -              -
  Common stock, $.01 par value, 30,000,000
   shares authorized; 19,096,300 shares
   issued; 16,138,158 outstanding at June 30,
   2011 and December 31, 2010                        190,963        190,963
  Additional paid-in capital                      32,436,533     31,558,693
  Treasury stock, 2,958,142 shares at June 30,
   2011 and December 31, 2010, at cost           (48,541,663)   (48,541,663)
  Retained earnings                              145,109,763    139,373,616
                                               -------------  -------------
      Total stockholders' equity                 129,195,596    122,581,609
                                               -------------  -------------
    Total liability and stockholder's equity   $ 171,352,867  $ 179,733,538
                                               =============  =============

                        Monarch Casino & Resort, Inc.
             Reconciliation of Net Income to Adjusted EBITDA (1)
                                 (Unaudited)

                             Three Months Ended         Six Months Ended
                                  June 30,                  June 30,
                         ------------------------- -------------------------
                             2011         2010         2011         2010
                         ------------ ------------ ------------ ------------
Net income               $  3,558,136 $  2,660,331 $  5,097,282 $  5,102,477
Adjustments
  Provision for income
   taxes                    1,915,900    1,452,055    2,744,671    2,767,055
  Interest expense            194,746      365,851      483,268      824,275
  Depreciation and
   amortization             3,436,015    3,214,390    6,830,401    6,525,726
                         ------------ ------------ ------------ ------------
EBITDA                      9,104,797    7,692,627   15,155,622   15,219,533
Stock based compensation      412,959      456,706      877,840      900,663
                         ------------ ------------ ------------ ------------
Adjusted EBITDA(1)       $  9,517,756 $  8,149,333 $ 16,033,462 $ 16,120,196
                         ============ ============ ============ ============

(1) "Adjusted EBITDA" consists of net income plus provision for income taxes, stock based compensation expense, other one-time non-cash charges, interest expense, depreciation and amortization less interest income and any benefit for income taxes. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

Contacts:
Ron Rowan
CFO
(775) 825-4700
RRowan@MonarchCasino.com

John Farahi
CEO
(775) 825-4700
JohnFarahi@MonarchCasino.com